UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2007

BLACK HAWK EXPLORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-131048
(Commission File Number)

N/A
(IRS Employer Identification No.)

8391 Beverly Blvd., #305 Los Angeles, CA 90048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 323-275-8475

Item 1.01. Entry Into A Material Definitive Agreement

Effective November 14, 2007 Black Hawk entered into a formal option agreement with Perry English for Rubicon Minerals Corp. and Precambrian Ventures Ltd (collectively the "Optionor") pursuant to which Black Hawk may earn up to a 100% interest in the Optionor's NWT project located in the Northwest Territories, Canada. Under the terms of the agreement, Black Hawk can earn a 100% interest by paying the Optionor $86,000 cash (completed) and issuing 50,000 shares on signing (completed) and paying an additional $95,000 cash and issuing 50,000 shares over the next three years. The Optionor will retain a 2% net smelter royalty ("NSR") of which 1% can be purchased by Black Hawk for $1,000,000 at any time.

In August 2007, we acquired a 100% interest in the Lucky Emma Uranium claims, ("Wyoming Claims"), located in the recording district of Lander, Wyoming. Pursuant to an Asset Purchase Agreement between Black Hawk and Maria Regina Caeli Management Corp (the "Seller), Black Hawk paid $20,000 and issued 50,000 shares to the Seller for a 100% interest in the Wyoming Claims.

Item 3.01. Unregistered Sale of Equity Securities

On November 14, 2007 we issued 50,000 common shares to the Optionor to earn a 100% interest in the NWT project under the option agreement described above.

We issued the securities to two non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On August 9, 2007 we issued 50,000 common shares to the Seller to earn a 100% interest in the Wyoming Claims pursuant to the purchase agreement described above.

We issued the securities to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

10.1 Option Agreement between our company and the Optionor.

10.2 Asset Purchase Agreement between our company and the Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2007

BLACK HAWK EXPLORATION

/s/ Garrett Ainsworth
Garrett Ainsworth,
Director